Filed Pursuant to Rule 433

Registration No. 333-178248

Supplementing the Preliminary Prospectus

Supplement dated February 15, 2012

(To a Prospectus dated December 1, 2011)

February 15, 2012

PRICING TERM SHEET

4.70% Notes due 2037

Issuer:	Corning Incorporated
Expected Ratings (Moody’s/S&P/Fitch)*	A3/BBB+/A- (Stable/Positive/Stable)
Security:	4.70% Notes due 2037 (the “2037 Notes”)
Principal Amount:	$250,000,000
Trade Date:	February 15, 2012
Expected Settlement Date:	February 21, 2012 (T+3)
Maturity Date:	March 15, 2037
Coupon:	4.70%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2012
Price to Public:	99.864%
Spread to Benchmark Treasury:	+165 bps
Benchmark Treasury:	3.125% due November 15, 2041
Benchmark Treasury Yield:	3.059%
Yield to Maturity:	4.709%
Optional Redemption:	The 2037 Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2037 Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2037 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points. The Company will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.
Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the 2037 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of redemption.
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	219350 AX3 / US219350AX37
Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Senior Co-Manager:	Deutsche Bank Securities Inc.
Junior Co-Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The 2037 Notes and the 2042 Notes are being offered separately, and are not part of a unit. The closing of the 2037 Notes is not conditioned on the closing of the 2042 Notes or vice-versa.

4.75% Notes due 2042

Issuer:	Corning Incorporated
Expected Ratings (Moody’s/S&P/Fitch)*	A3/BBB+/A- (Stable/Positive/Stable)
Security:	4.75% Notes due 2042 (the “2042 Notes”)
Principal Amount:	$500,000,000
Trade Date:	February 15, 2012
Expected Settlement Date:	February 21, 2012 (T+3)
Maturity Date:	March 15, 2042
Coupon:	4.75%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2012
Price to Public:	99.853%
Spread to Benchmark Treasury:	+170 bps
Benchmark Treasury:	3.125% due November 15, 2041
Benchmark Treasury Yield:	3.059%
Yield to Maturity:	4.759%
Optional Redemption:	The 2042 Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2042 Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2042 Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points. The Company will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.
Repurchase Upon a Change of Control Triggering Event:	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the 2042 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of redemption.
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	219350 AW5 / US219350AW53
Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Senior Co-Manager:	Deutsche Bank Securities Inc.
Junior Co-Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the prospectus supplement relating to the securities described above) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement relating to the securities described above in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or by calling Wells Fargo Securities, LLC toll free at (800) 326-5897.